Exhibit 99.2

FOR IMMEDIATE RELEASE:

May 5, 2011

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Shareholders Elect Allison H. Abraham, Samuel A. Mitchell, and Stormy Simon to the Board.

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) (short cut: O.CO) today announced that shareholders at the company’s annual meeting elected Allison H. Abraham, Samuel A. Mitchell and Stormy D. Simon to the company’s Board of Directors.

Ms. Abraham and Mr. Mitchell were already serving on the Board.  Ms. Abraham has been on the Board since 2002 and Mr. Mitchell has served on the Board since 2010. Ms. Simon is currently an Overstock Senior Vice President in charge of Customer Care, Branding and Partner Care.

Patrick Byrne, Chairman and CEO of Overstock said, “We are pleased that Allison and Sam have agreed to continue their Board service.  Their input and contribution has been enormously valuable.  Stormy brings to the Board a wealth of experience from our executive team. She’s built a world-class customer service organization and for years has kept our branding team forward-thinking and focused on consumer mindshare.  I’m delighted to welcome her to the Board.”

Abraham, Mitchell and Simon will serve three-year terms expiring in 2014.   With this action, the company now has a 7 member board: Patrick Byrne, Chairman, Allison Abraham, John Byrne, Clayton Corbus, Samuel Mitchell, Stormy Simon, and Joseph Tabacco.

About Overstock.com

Overstock.com, Inc. (short cut: O.CO) is a Savings Engine offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com and http://www.o.co. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

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Overstock.com® and O.co™ and Savings Engine™ are trademarks of Overstock.com, Inc.  All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the terms of board members. Our Form 10-K for the year ended December 31, 2010, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.